Exhibit 3.1.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                         CERTIFICATE OF INCORPORATION OF
                               REFOCUS GROUP, INC.

          Refocus Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

          FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

               Section 1 of Article Four shall be amended to read in its entirety as follows:

                    "Section 1. Authorized  Shares.  The Corporation  shall have authority to issue two classes of shares to be designated respectively, "Common Stock" and "Preferred Stock." The total number of shares of capital stock that the Corporation shall have authority to issue is ONE HUNDRED THIRTY MILLION (130,000,000), of which ONE HUNDRED TWENTY MILLION (120,000,000) shall be Common Stock and TEN MILLION (10,000,000) shall be Preferred Stock. Each share of Common Stock shall have a par value of $0.0001, and each share of Preferred Stock shall have a par value of $0.0001.

                    The  Preferred  Stock  authorized  by  this  Certificate  of
               Incorporation may be issued from time to time in one or more series, at the discretion of the Board of Directors without Stockholder approval, with each such series to consist of such number of shares and to have such voting powers (whether full or limited, or no voting powers) and such designations, powers, preferences and relative, participating, optional, redemption, conversion, exchange or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors prior to the issuance thereof. The Board of Directors is hereby expressly vested with the authority, to the fullest extent now or hereafter provided by law, to adopt such resolution or resolutions. Each share of any series of Preferred Stock shall be identical with all other shares of such series, except as to the date from which dividends, if any, shall accrue."

          SECOND: That the Certificate of Amendment has been approved by the Corporation pursuant to a resolution of its Board of Directors and duly adopted by the majority of the shares outstanding entitled to vote thereon.

          THIRD:   That  the  Certificate  of  Amendment  was  duly  adopted  in accordance with the provisions of Sections 242 and 228 of Delaware General Corporation Law.

          FOURTH: That the Certificate of Amendment shall become effective on the date this Certificate of Amendment is duly filed with the Secretary of State of the State of Delaware.
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          IN  WITNESS  WHEREOF,  this  Certificate  of  Amendment  has been duly executed as of the 8th day of October 2004.


                                             REFOCUS GROUP, INC.

                                             By:      /s/ MARK A COX
                                             Name:    Mark A. Cox
                                             Title:   Vice President